 Filed pursuant to Rule 424(b)(4)
 Registration No. 333-287572
PROSPECTUS
HELIUS MEDICAL TECHNOLOGIES, INC.
2,627,050 Shares of Common Stock
or
Pre-Funded Warrants to Purchase up to 141,550 Shares of Common Stock,
Common Warrants to Purchase up to 2,768,600 Shares of Common Stock
and
Placement Agent Warrants to Purchase up to 138,430 Shares of Common Stock
Up to 45,122,565 Shares of Common Stock Issuable Upon Exercise of the Pre-Funded Warrants, Common Warrants and Placement Agent Warrants
This is a best efforts public offering of up to 2,768,600 shares of Class A common stock (“common stock” or “Common Stock”) and common warrants (“common warrants”) to purchase up to 2,768,600 shares of common stock for cash or otherwise acquire such greater number of common stock as determined in accordance with the provisions of the common warrant upon a zero cash exercise option. Each common warrant is exercisable at an initial exercise price of $7.3575 per share (225% of the public offering price per share and common warrant). The common warrants will be exercisable from issuance and will expire two and one-half (2.5) years after issuance. See “Description of Securities we are Offering.” We are offering each share and common warrant at a combined public offering price of $3.27 per share and accompanying common warrant.
Under the zero cash exercise option of the common warrant, during the period of 90 calendar days following the issue date of the common warrants, a holder of the common warrants has the right to receive, without payment of any additional cash to the Company, an aggregate number of shares equal to the product of (x) the aggregate number of shares of common stock that would be issuable upon a cash exercise of the common warrant and (y) two (2). Accordingly, we believe it is highly unlikely that a holder of the common warrants would pay an exercise price in cash to receive one share of common stock when the holder could instead choose the zero cash exercise option and pay no cash to receive up to fifteen (15) shares of common stock if the exercise price decreases to and equals the floor price at the time of such election. As a result, we will likely not receive any additional funds and do not expect to receive any additional funds upon the exercise of the common warrants. This prospectus also relates to the shares of common stock that are issuable from time to time upon exercise of each of the common warrants. The common warrants also contain certain anti-dilution protections, as further described herein. Please see the section of this prospectus entitled “Description of the Securities We Are Offering” for further information.
In addition, at 4:01 p.m. Eastern time on the 5th trading day after the date of issuance (the “First Reset Date”), the exercise terms of the common warrants will be reset to reflect a price equal to the lower of (i) the exercise price then in effect and (ii) the greater of (a) 80% of lowest daily volume weighted average price (“VWAP”) during the period beginning on the 3rd trading day after the date of issuance and ending on the First Reset Date, and (b) 50% of the most recent Nasdaq Official Close Price preceding execution of the securities purchase agreement (the “Latest Nasdaq Closing Price”), while the number of shares issuable upon exercise will be increased such that the aggregate exercise price of the common warrants on the issuance date for the shares of common stock underlying the common warrants then outstanding shall remain unchanged. Subsequently, at 4:01 p.m. Eastern time on the 10th calendar day after the date of issuance (the “Second Reset Date”), the exercise terms of the common warrants will be reset to reflect a price equal to the lower of (i) the exercise price then in effect and (ii) the greater of (a) 80% of lowest VWAP during the period beginning on the 8th calendar day after the date of issuance and ending on the Second Reset Date, and (b) 30% of the Latest Nasdaq Closing Price, while the number of shares issuable upon exercise will be increased such that the aggregate exercise price of the common warrants on the issuance date for the shares of common stock underlying the common warrants then outstanding shall remain unchanged. Any reduction to the exercise price of the common warrants and resulting increase in the shares of common stock underlying the common warrants will be subject to a floor price. The floor price will be equal to 30% of the most recent Nasdaq Official Closing Price of the shares of common stock preceding execution of the securities purchase agreement.
If all of the common warrants offered to investors in this offering are exercised on a zero cash basis at the floor price of the common warrants, an aggregate of 42,839,063 shares would be issued upon such zero cash exercise without payment to us of any additional cash. The common warrants will be exercisable from issuance, as further described in “Description of Securities we are Offering — Common Warrants”.
We are also offering to certain purchasers whose purchase of common stock and common warrants in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if any such purchaser so chooses in lieu of common stock and common warrants, up to 2,768,600 pre-funded warrants (the “pre-funded warrants”) and up to 2,768,600 common warrants. The purchase price of each pre-funded warrant and common warrant will be equal to the public offering price for the common stock and common warrants in this offering, minus $0.001, and the exercise price of each pre-funded warrant is $0.001 per share. The pre-funded warrants will be immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. For each pre-funded warrant that we sell, the number of shares of common stock we are offering will be reduced on a one-for-one basis. Because a common warrant is being sold together in this offering with each common stock and, in the alternative, each pre-funded warrant to purchase one share of common stock, the number of common warrants sold in this offering will not change as a result of a change in the mix of the common stock and pre-funded warrant sold. The common stock and pre-funded warrants, and the accompanying common warrants, as the case may be, can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance. Pursuant to the registration statement related to this prospectus, we are also registering the shares of common stock issuable upon exercise of the common warrants and pre-funded warrants offered hereby.
We collectively refer to the shares of common stock, pre-funded warrants and common warrants offered hereby, including the shares of common stock underlying the pre-funded warrants and common warrants, as the “securities.”
Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “HSDT.” On June 4, 2025, the last reported sale price of our common stock on Nasdaq was $3.27 per share. There is no established trading market for the pre-funded warrants or common warrants, and we do not expect a market to develop. We do not intend to apply for a listing of the pre-funded warrants or common warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of such securities will be limited.
We have engaged Maxim Group LLC as our exclusive placement agent (“Maxim” or the “placement agent”) to use its reasonable best efforts to solicit offers to purchase our securities in this offering. The placement agent has no obligation to purchase any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. Because there is no minimum offering amount required as a condition to closing in this offering the actual public amount, placement agent’s fee, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above and throughout this prospectus. We have agreed to pay the placement agent the placement agent fees set forth in the table below and to provide certain other compensation to the placement agent. See “Plan of Distribution” beginning on page 25 of this prospectus for more information regarding these arrangements.

	Per Share and Accompanying Common Warrant	Per Pre-Funded Warrant and Accompanying Common Warrant	Total
Public offering price	$3.27	$3.269	$9,053,322
Placement Agent Fees(1)	$0.229	$0.229	$633,733
Proceeds to us (before expenses)	$3.041	$3.04	$8,419,589

(1)
We have agreed to reimburse the placement agent for certain expenses. See “Plan of Distribution” of this prospectus for a description of these arrangements.

We have agreed to issue to the placement agent warrants to purchase 138,430 shares of common stock. The placement agent warrants will be identical to the common warrants.
We are a “smaller reporting company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. See “Prospectus Summary — Implications of Being a Smaller Reporting Company.” This prospectus complies with the requirements that apply to an issuer that is a smaller reporting company.
An investment in our securities involves a high degree of risk. Before buying any securities you should carefully read the discussion of the material risks of investing in our securities in “Risk Factors” beginning on page 9 of this prospectus.
Neither the U.S. Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
Sole Book-Running Manager
Maxim Group LLC
The date of this prospectus is June 4, 2025

i

ABOUT THIS PROSPECTUS
We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Information Incorporated by Reference.” You should carefully read this prospectus, as well as additional information described under “Information Incorporated by Reference,” before deciding to invest in our securities.
Neither we nor the placement agent have authorized anyone to provide you with additional information or information different from that contained or incorporated by reference in this prospectus or in any free writing prospectus that we have authorized for use in connection with this offering. We take no responsibility for and cannot provide any assurance as to the reliability of, any other information that others may give you. This prospectus does not constitute an offer to sell to any person, or a solicitation of an offer to purchase from any person, the securities offered by this prospectus in any jurisdiction in which it is unlawful to make such offer or solicitation of an offer.
The placement agent is offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus and any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the respective dates thereof, and the information in the documents incorporated by reference in this prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations, and prospects may have changed since such dates. It is important for you to read and consider all information contained or incorporated by reference in this prospectus in making your investment decision. You should read both this prospectus, as well as the documents incorporated by reference into this prospectus and the additional information described under “Information Incorporated by Reference” in this prospectus before investing in our securities.
Unless otherwise indicated, information contained in or incorporated by reference into this prospectus concerning our business and the industry and markets in which we operate, including with respect to our business prospects, our market position and opportunity, and the competitive landscape, is based on information from our management’s estimates, as well as from industry publications, surveys, and studies conducted by third parties. Our management’s estimates are derived from publicly available information, their knowledge of our business and industry, and assumptions based on such information and knowledge, which they believe to be reasonable. In addition, while we believe that information contained in the industry publications, surveys, and studies has been obtained from reliable sources, we have not independently verified any of the data contained in these third-party sources, and the accuracy and completeness of the information contained in these sources is not guaranteed.
Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus, including in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission (the “SEC”) on March 25, 2025.
For investors outside the United States: We and the placement agent have not done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for those purposes is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the United States.
In this prospectus, we frequently use the terms “we,” “our,” “us,” “Helius,” “Registrant,” and the “Company” to refer to Helius Medical Technologies, Inc.
All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.
This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. The securities offered under this prospectus are not being offered or sold to any person resident in Canada or to any person acquiring such securities for the benefit of any person resident in Canada. Any securities distributed under this prospectus may not be resold to any person resident in Canada, to any person acquiring such securities for the benefit of any person resident in Canada or on any marketplace in Canada. You should assume that the information appearing in this prospectus, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before deciding to invest in our securities, you should read this entire prospectus and the documents incorporated by reference herein and therein carefully, including our consolidated financial statements and related notes, the information in the section “Risk Factors,” and “Where You Can Find More Information.” Unless otherwise specified or the context otherwise requires, references in this prospectus to the “Company,” “Helius,” “Registrant,” “we,” “us,” and “our” refer to Helius Medical Technologies, Inc. and its wholly owned subsidiaries.
Company Overview
We are a neurotechnology company focused on neurological wellness. Our purpose is to develop, license or acquire non-implantable technologies targeted at reducing symptoms of neurological disease or trauma.
Our product, known as the Portable Neuromodulation Stimulator, or PoNS®, is an innovative non-implantable medical device, inclusive of a controller and mouthpiece, which delivers mild electrical stimulation to the surface of the tongue to provide treatment of gait deficit and chronic balance deficit. PoNS Therapy® is integral to the overall PoNS solution and is the physical therapy applied by patients during use of the PoNS device. PoNS has marketing clearance in the U.S. for use in the U.S. as a short-term treatment of gait deficit due to mild-to-moderate symptoms for multiple sclerosis (“MS”) and is to be used as an adjunct to a supervised therapeutic exercise program in patients 22 years of age and over by prescription only. PoNS is authorized for sale in Canada for three indications: (i) as a short term treatment (14 weeks) of chronic balance deficit due to mild-to-moderate traumatic brain injury, or mmTBI, and is to be used in conjunction with physical therapy; (ii) as a short term treatment (14 weeks) of gait deficit due to mild and moderate symptoms from MS and it is to be used in conjunction with physical therapy; and (iii) for use as a short term treatment (14 weeks) of gait deficit due to mild and moderate symptoms from stroke, to be used in conjunction with physical therapy. PoNS is authorized for sale as a Class IIa medical device in Australia and we have been seeking a business partner to commercialize and distribute PoNS in Australia.
Recent Developments
Special Meeting of Stockholders
At a special meeting of stockholders of the Company held on May 23, 2025 (the “Special Meeting”), the Company’s stockholders: (i) approved an amendment to the Company’s Certificate of Incorporation to effect a reverse split of Common Stock at a ratio of 1-to-2 to 1-to-250 to be determined at the discretion of the Company’s Board of Directors, whereby each outstanding 2 to 250 shares would be combined, converted and changed into 1 share of Common Stock; (ii) approved an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock to up to 800,000,000 shares; (iii) approved, pursuant to Nasdaq listing rules, the issuance of up to 148,621,326 shares of Common Stock in a potential financing; (iv) approved an amendment to the Helius Medical Technologies, Inc. 2022 Equity Incentive Plan to increase the number of shares available under the plan following this offering and the total dilution associated with this offering; and (v) approved authorization of one or more adjournments to the Special Meeting to solicit additional proxies in the event there were insufficient votes to approve any of the other proposals (collectively, the “Special Meeting Stockholder Approvals”).
Reverse Stock Split
On April 21, 2025, the stockholders of the Company approved a potential reverse stock split in a ratio of 1-to-2 to 1-to-30. The Board subsequently approved a reverse stock split of 1-for-15, which became effective on May 2, 2025. All numbers herein have been adjusted to reflect this reverse stock split.
Private Placement
On April 24, 2025, the Company entered into a securities purchase agreement (the “PIPE Purchase Agreement”) with certain investors (the “Purchasers”) pursuant to which the Company sold, in a private placement (the “April 2025 Private Placement”), unsecured 20% original issue discount promissory notes with an aggregate principal amount of $1,560,000 (the “Notes”) with a maturity date of the earlier of (a) July 24, 2025, and (b) the closing date of the Company’s next registered offering of securities on Form S-1. The PIPE Purchase Agreement also provided for the issuance of an aggregate of 88,010 shares of common stock of the Company to the Purchasers. The transaction closed on April 25, 2025.
Warrant Inducement
On January 21, 2025, we entered into warrant exercise inducement offer letters (the “Inducement Letters”) with certain holders (the “Holders”) of our then-existing Series A warrants and Series B warrants to purchase shares of the Company’s Class A common stock (the “Public Warrants”), pursuant to which the Holders agreed to exercise for cash their Public Warrants to purchase an aggregate of 331,407 shares of our common stock, in the aggregate, at a reduced exercise price of $11.265 per share, in exchange for our agreement to issue new Series C Warrants and Series D Warrants (the “Inducement Warrants”) on substantially the same terms as the Public Warrants except that such Inducement Warrants are not exercisable unless and until approved by the Company’s stockholders, to purchase up to 414,254 shares of common stock. We received aggregate gross proceeds of approximately $3.7 million from the exercise of the Public Warrants by the Holders. We engaged Roth Capital Partners, LLC (“Roth”) to act as our financial advisor with the transactions summarized above and paid Roth $0.2 million for its services, in addition to reimbursement for certain expenses.
We have agreed to hold an annual or special meeting of stockholders on or prior to the date that is ninety (90) calendar days following the date of the Inducement Letters for the purpose of obtaining stockholder approval for the exercise of the Inducement Warrants, with the recommendation of the Company’s board of directors that such proposal is approved. If we do not obtain stockholder approval at the first meeting, we have agreed to call a meeting to seek stockholder approval every ninety (90) calendar days until the date that the Inducement Warrants are no longer outstanding.
Nasdaq Matters
On August 9, 2024, we received a Notification Letter from the Listing Qualifications Staff (the “Staff”) of Nasdaq notifying us that because the closing bid price of our common stock was below $1.00 per share for the prior 30 consecutive business days, we are not in compliance with the minimum bid price requirement for continued listing on The Nasdaq Capital Market, as set forth in Nasdaq Marketplace Rule 5550(a)(2) (the “Minimum Bid Price Requirement”).
In accordance with Nasdaq Marketplace Rule 5810(c)(3)(A), we had a period of 180 calendar days from August 9, 2024, or until February 5, 2025, to regain compliance with the Minimum Bid Price Requirement.
On February 7, 2025, we received a letter from the Staff indicating the Company’s continued non-compliance with the Minimum Bid Price Requirement. The letter further informed the Company that the Company’s common stock would be delisted from The Nasdaq Capital Market unless the Company appeals the Staff’s delisting determination by requesting a hearing before the Nasdaq Hearings Panel (the “Panel”). The Company had a hearing with the Nasdaq Hearing Panel on March 18, 2025. At the hearing, we presented our plan for regaining compliance with the Minimum Bid Price Requirement and requested a further extension so that we may complete the execution of our plan. On March 31, 2025, we received written notice Staff stating that the Company no longer complies with the minimum stockholders’ equity requirement under Nasdaq Listing Rule 5550(b)(1) (the “Stockholders’ Equity Requirement”) for continued listing on The Nasdaq Stock Market LLC because the Company’s stockholders’ equity, as reported in the Company’s Annual Report on Form 10-K for the fourth quarter and year ended December 31, 2024, has fallen below $2.5 million. The notice also indicates that the Company does not meet the alternative compliance standards.
On April 1, 2025, the Company received an additional letter (the “Extension Notice”) from Nasdaq notifying the Company that, following the hearing process with respect to the Company’s deficiency with the Minimum Bid Price Requirement, Nasdaq has granted the Company an extension, until June 30, 2025 to regain compliance with the Minimum Bid Price Requirement as well as the Stockholders’ Equity Requirement.

If our common stock is delisted from Nasdaq, our ability to raise capital through public offerings of our securities and to finance our operations could be adversely affected. We also believe that delisting would likely result in decreased liquidity and/or increased volatility in our common stock and could harm our business and future prospects. In addition, we believe that, if our common stock is delisted, our stockholders would likely find it more difficult to obtain accurate quotations as to the price of the common stock and it may be more difficult for stockholders to buy or sell our common stock at competitive market prices, or at all.
Corporate Information
We were originally incorporated in British Columbia, Canada on March 13, 2014 under the British Columbia Business Corporations Act, or the BCBCA, as “0996445 B.C. Ltd.” On May 23, 2014, we changed our name to “Helius Medical Technologies, Inc.” and filed articles of continuation with the Wyoming Secretary of State office to reincorporate from being a corporation governed by the BCBCA to a corporation governed by the Wyoming Business Corporation Act. On July 20, 2018, we reincorporated from the state of Wyoming to the state of Delaware. Our principal executive offices are located at 642 Newtown Yardley Road, Suite 100, Newtown, PA 18940 and our telephone number is 215 944 6100. We maintain a corporate website at www.heliusmedical.com. We are not including the information on our website as a part of, nor incorporating it by reference into this prospectus or the registration statement of which it forms a part.
Implications of Being a Smaller Reporting Company
   We are a “smaller reporting company,” as defined in Rule 12b-2 of the Exchange Act, meaning that the market value of our shares held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We will continue to be a smaller reporting company if either (i) the market value of our shares of common stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our shares of common stock held by non-affiliates is less than $700 million. As a smaller reporting company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation. Additionally, as a smaller reporting company, we may continue to take advantage of the exception from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended. If investors consider our common stock less attractive as a result of our election to use the scaled-back disclosure permitted for smaller reporting companies, there may be a less active trading market for our common stock and the share price of our common stock may be more volatile.

THE OFFERING
Shares
2,627,050 shares of common stock.
Pre-Funded Warrants
We are also offering pre-funded warrants to purchase up to 141,550 shares of our common stock in lieu of shares of common stock. The purchase price of the pre-funded warrants matches the price per share at which the shares of our common stock (and accompanying common warrants) are being sold to the public in this offering, minus $0.001, which is the per share exercise price of the pre-funded warrants. Each pre-funded warrant will be exercisable at any time after the date of issuance of such pre-funded warrant, subject to certain ownership limitations. For each pre-funded warrant we sell, the shares of common stock we are offering will be reduced on a one-to-one basis. This offering also relates to the shares of common stock issuable upon the exercise of any pre-funded warrants sold in this offering. For more information regarding the pre-funded warrants, you should carefully read the section entitled “Description of Securities We Are Offering” on page 18 of this prospectus.
Common Warrants
Common warrants to purchase up to 2,768,600 shares of common stock at an exercise price of $7.3575 per share (225% of the public offering price per common stock and common warrant). The common stock (or pre-funded warrants) and the accompanying common warrants are being sold in combination, with each share of common stock (or share of common stock underlying a pre-funded warrant) being accompanied by a common warrant to purchase one share of common stock.
The common warrants will be immediately exercisable upon issuance and will expire two and one-half (2.5) years after the original issuance date.
Following the issue date of the common warrants, a holder of the common warrants has the right to receive, without payment of any additional cash to the Company, an aggregate number of shares equal to the product of (x) the aggregate number of shares of common stock that would be issuable upon a cash exercise of the common warrant and (y) two. Accordingly, we believe it is highly unlikely that a holder of the common warrants would pay an exercise price in cash to receive one share of common stock when the holder could instead choose the zero cash exercise option and pay no cash to receive up to fifteen (15) shares of common stock if the exercise price decreases to and equals the floor price at the time of such election.
In addition, at 4:01 p.m. Eastern time on the 5th trading day after the date of issuance (the “First Reset Date”), the exercise price of the common warrant will be reset to reflect a price equal to the lower of (i) the exercise price then in effect and (ii) the greater of (a) 80% of lowest daily volume weighted average price (“VWAP”) during the period beginning on the 3rd trading day after the date of issuance and ending on the First Reset Date, and (b) 50% of the most recent Nasdaq Official Close Price preceding execution of the securities purchase agreement (the “Latest Nasdaq Closing Price”); and the number of shares issuable upon exercise will be increased such that the aggregate exercise price of the common warrant on the issuance date for the shares of common stock underlying the common warrants then outstanding shall remain unchanged. Subsequently, at 4:01 p.m. Eastern time on the 10th calendar day after the date of issuance (the “Second Reset Date”), the exercise terms of the common warrants will be reset to a price equal to the lower of (i) the exercise price then in effect and (ii) the greater of (a) 80% of lowest VWAP during the period beginning on the 8th calendar day after the date of issuance and ending on the Second Reset Date, and (b) 30% of the Latest Nasdaq Closing Price; and the number of shares issuable upon exercise will be increased such that the aggregate exercise price of the common warrants on the issuance date for the shares of common stock underlying the common warrants then outstanding shall remain unchanged. If all of the common warrants offered to investors in this offering are exercised on a zero cash basis at the floor price of the common warrants, an aggregate of 42,839,063 shares would be issued upon such zero cash exercise without payment to us of any additional cash.
This offering also relates to the shares of common stock issuable upon the exercise of the common warrants sold in this offering. For more information regarding the common warrants, you should carefully read the section entitled “Description of Securities We Are Offering” on page 18 of this prospectus.
Common Stock Outstanding after this Offering
3,296,661 (assuming the exercise of all pre-funded warrants and none of the common warrants or Placement Agent Warrants included in this offering).
Placement Agent Warrants
We have agreed to issue to the placement agent warrants to purchase up to 138,430 shares of common stock as a portion of the compensation payable to the Placement Agent in connection with this offering (the “Placement Agent Warrants”). The Placement Agent Warrants will be immediately exercisable upon issuance at an exercise price equal to $7.3575 per share of common stock (which equals 225% of the public offering price per common stock and common warrants), expire two and one-half (2.5) years after the original issuance date, and are otherwise in substantially similar form to the common warrants issued in the offering. The Placement Agent Warrants and the shares of common stock underlying the Placement Agent Warrants are being registered on the registration statement of which this prospectus is a part. If all of the Placement Agent’s Warrants are exercised on a zero cash basis at the floor price, an aggregate of 2,141,952 shares would be issued upon such zero cash exercise without payment to the Company of any additional cash. See “Plan of Distribution” on page 23 of this prospectus.
Use of Proceeds
We estimate that the net proceeds from this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses, will be approximately $8.07 million, based on a combined public offering price of $3.27 per share of common stock and accompanying common warrant.
We currently intend to use the net proceeds of this offering to repay the outstanding Notes and for working capital and general corporate purposes.
For additional information please refer to the section entitled “Use of Proceeds” on page 14 of this prospectus.

Lock-up Restrictions
We and each of our directors, officers and certain stockholders are subject to certain lock-up restrictions as identified in the section titled “Plan of Distribution.”
Risk Factors
Investing in our securities involves a high degree of risk and purchasers of our securities may lose their entire investment. See the information under the caption “Risk Factors” beginning on page 9 of this prospectus and the other information included elsewhere and incorporated by reference in this prospectus for a discussion of factors you should consider before deciding to invest in our securities. You should be aware that Nasdaq may delist our Common Stock for public interest concerns. See “Risk Factors — Nasdaq may delist our Common Stock for public interest concerns.”
Exchange Listing
Our common stock is listed on Nasdaq under the ticker symbol “HSDT.” There is no established trading market for the common warrants or the pre-funded warrants, and we do not expect a trading market to develop. We do not intend to list the common warrants or the pre-funded warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the common warrants and the pre-funded warrants will be extremely limited.
The number of shares of our common stock to be outstanding after this offering as shown above is based on 528,016 shares outstanding as of April 30, 2025, and excludes:
•
181,971 shares of our common stock issuable upon exercise of outstanding options at a weighted average exercise price of $112.73 per share;

•
513,402 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $25.83 per share;

•
8,274 shares of our common stock to be reserved for potential future issuance pursuant to the Helius Medical Technologies, Inc. 2021 Inducement Plan (the “2021 Plan”) and the Helius Medical Technologies, Inc. 2022 Equity Incentive Plan (the “2022 Plan”); and

•
146,933 shares held in abeyance as of April 30, 2025, including 44,933 shares that were issued prior to June 4, 2025.

Unless otherwise indicated, this prospectus reflects and assumes the following:
•
no exercise of outstanding options or warrants after April 30, 2025 (including the common warrants, pre-funded warrants and Placement Agent Warrants offered hereby); and

•
no issuance of the shares of common stock issuable upon a “zero cash exercise” of the common warrants or the Placement Agent Warrants.

RISK FACTORS
An investment in our securities has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2024, each of which is incorporated by reference herein, and the other information in this prospectus. Any of the risks and uncertainties set forth herein and therein could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price or value of our securities. Additional risks not currently known to us or which we consider immaterial based on information currently available to us may also materially adversely affect us. As a result, you could lose all or part of your investment.
Risks Relating to our Common Stock and this Offering
Nasdaq may delist our Common Stock for public interest concerns and we may be delisted if our stock price falls below Nasdaq’s minimum bid price as a result of this offering.
Because of the highly dilutive nature of this offering, Nasdaq may delist our Common Stock for public interest concerns or because our stock falls below Nasdaq’s minimum bid price as a result of this offering, even if we are otherwise able to regain compliance for continued listing on Nasdaq. A number of Nasdaq-listed companies have filed public disclosures regarding the receipt of notification letters indicating that Nasdaq made the determination to delist such companies as a result of public interest concerns arising from the issuance of warrants with similar terms to, and similar potential dilutive impact as, the common warrants in this offering. While we believe that the Special Meeting Stockholder Approvals mitigates the public interest concerns that Nasdaq has identified, there can be no assurance that Nasdaq will agree and our common stock may be delisted from Nasdaq. Additionally, warrants with similar terms issued by other Nasdaq-listed companies have caused such Nasdaq-listed companies’ stock to drop below Nasdaq’s minimum bid price. Therefore, even if we consummate this offering at a price above Nasdaq’s minimum bid price, there can be no assurance that our stock will not drop below such price, which may cause Nasdaq to delist our common stock.
The public offering price will be set by our Board and does not necessarily indicate the actual or market value of our shares of common stock.
Our Board, or a committee designated by the Board, will approve the public offering price and other terms of this offering after considering, among other things: the current market price of our shares of common stock; trading prices of our common stock over time; the volatility of our shares of common stock; our current financial condition and the prospects for our future cash flows; the availability of and likely cost of capital of other potential sources of capital; the characteristics of interested investors and market and economic conditions at the time of the offering. The public offering price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities. The public offering price may not be indicative of the fair value of the common stock.
We will likely not receive any additional funds upon the exercise of the common warrants.
The common warrants may be exercised by way of a zero cash exercise during the period of 90 calendar days following the issue date of the common warrants, in which case the holder would not pay a cash purchase price upon exercise, but instead would receive upon such exercise the number of shares of common stock equal to the product of (x) the aggregate number of shares of common stock that would be issuable upon a cash exercise of the common warrant and (y) two (2). Accordingly, it is highly unlikely that a holder of the common warrants would wish to pay an exercise price in cash to receive one common stock when they could instead choose the zero cash exercise option and pay no cash to receive up to fifteen (15) shares of common stock if the exercise price decreases to and equals the floor price at the time of such election. As a result, we will likely not receive any additional funds and do not expect to receive any additional funds upon the exercise of the common warrants.

If you purchase our common stock in this offering, you will incur immediate and substantial dilution in the net tangible book value of your shares, and future sales or dilution of our equity, including the issuance of shares from common warrants exercises which will result in severe dilution, could adversely affect the market price of our common stock.
The public offering price will be substantially higher than the as adjusted net tangible book value per share of our common stock after this offering. Investors purchasing common stock in this offering will pay a price per share that substantially exceeds the as adjusted net tangible book value per share after this offering. As a result, investors purchasing common stock in this offering will incur immediate dilution of $0.53 per share, based on the public offering price of $3.27 per share, representing the difference between our as adjusted net tangible book value per share after giving effect to this offering and the public offering price. To the extent outstanding stock options or warrants are exercised, new stock options are issued or we issue additional shares of common stock in the future, there will be further dilution to new investors. As a result of the dilution to investors purchasing common stock in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation. For a further description of the dilution that you will experience immediately after this offering, see “Dilution.”
Additionally, under the zero cash exercise option of the common warrants you may incur additional significant dilution. See “Description of Securities We Are Offering” for additional details.
We have broad discretion in the use of our existing cash, cash equivalents and the net proceeds from this offering and may not use them effectively.
Our management will have broad discretion in the application of our existing cash, cash equivalents and the net proceeds from this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the right or opportunity as part of your investment decision to assess whether such proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of our existing cash, cash equivalents and the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management might not apply our existing cash, cash equivalents and the net proceeds from this offering in ways that ultimately increase the value of your investment. The failure by our management to apply these funds effectively could harm our business.
The exercise price of certain of our existing warrants may be decreased by this offering.
Purchasers in this offering may experience additional dilution as a result of the re-setting of the exercise price of the warrants issued in August 2022 (the “2022 Warrants”) if the public offering price of the shares of common stock (or pre-funded warrants and accompanying common warrants is below the current exercise price of the 2022 Warrants. In such case, we will receive a reduced level of proceeds from any exercise of the 2022 Warrants.
The market price of our common stock may be highly volatile, and you could lose all or part of your investment.
The trading price of our common stock has been and is likely to continue to be volatile. This volatility may prevent you from being able to sell your securities at or above the price you paid for your securities. Our stock price could be subject to wide fluctuations in response to a variety of factors, which include:
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whether we achieve our anticipated corporate objectives;

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termination of the lock-up agreement or other restrictions on the ability of our stockholders and other security holders to sell shares after this offering;

•
changes in revenue or earnings estimates or publication of research reports and recommendations by financial analyst;

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failure to meet analysts’ revenue or earnings estimates;

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speculation in the press or investment community;

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strategic actions by us or our competitors, such as acquisitions or restructuring;

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proposed or adopted regulatory changes or developments;

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anticipated or pending investigations, proceedings or litigation that involve or affect us;

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changes in the market valuations of other comparable companies; and

•
general economic or political conditions in the United States or elsewhere.

In addition, the stock market in general, and the stock of biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance.
We are not in compliance with Nasdaq’s continued listing requirements. If we are unable to comply with Nasdaq’s continued listing requirements, our common stock could be delisted, which could affect our common stock’s market price and liquidity and reduce our ability to raise capital.
Our common stock is listed on the Nasdaq Capital Market under the symbol “HSDT”. In order to maintain that listing, we must satisfy minimum financial and other requirements including, without limitation, the minimum stockholders’ equity requirement and the minimum bid price requirement. There can be no assurances that we will be successful in maintaining, or if we fall out of compliance, in regaining compliance with the continued listing requirements and maintaining the listing of our common stock on the Nasdaq Capital Market. Delisting from Nasdaq could adversely affect our ability to raise additional financing through the public or private sale of equity securities and we would incur additional costs under requirements of state “blue sky” laws in connection with any sales of our securities. Delisting could also have other negative results, including the potential loss of confidence by employees, the loss of institutional investor interest and fewer business development opportunities.
On August 9, 2024, we received a Notification Letter from the Staff of Nasdaq notifying us that because the closing bid price of our common stock was below $1.00 per share for the prior 30 consecutive business days, we are not in compliance with the Minimum Bid Price Requirement. On February 7, 2025, we received a second Notification Letter from the Staff notifying us that the 180-day compliance period had expired and that we are ineligible for an additional 180-day period due to the Company’s noncompliance with the $5,000,000 minimum stockholders’ equity initial listing requirement for the Nasdaq Capital Market. As a result, the second Notification Letter informed us that our listed common stock would be subject to delisting pending the request of an appeal with regards to this determination. The Company had a hearing with the Nasdaq Hearing Panel on March 18, 2025. On March 31, 2025, we received written notice Staff stating that the Company no longer complies with the Stockholders’ Equity Requirement for continued listing on The Nasdaq Stock Market LLC because the Company’s stockholders’ equity, as reported in the Company’s Annual Report on Form 10-K for the fourth quarter and year ended December 31, 2024, has fallen below $2.5 million. The notice also indicates that the Company does not meet the alternative compliance standards.
On April 1, 2025, the Company received the Extension Notice from Nasdaq notifying the Company that, following the hearing process with respect to the Company’s deficiency with the Minimum Bid Price Requirement, Nasdaq has granted the Company an extension, until June 30, 2025 to regain compliance with the Minimum Bid Price Requirement as well as the Stockholders’ Equity Requirement.
On June 3, 2025, the Company received formal notification from Nasdaq confirming that the Company has regained compliance with the Minimum Bid Price Requirement.
If our common stock is delisted by Nasdaq, the price of our common stock may decline and our common stock may be eligible to be quoted on the OTC Bulletin Board, another over-the-counter quotation system, or on the pink sheets, which would negatively affect the liquidity of our common stock and an investor may find it more difficult to dispose of their common stock or obtain accurate quotations as to the market value of our common stock. Any such delisting action may materially adversely affect our ability to raise capital or pursue strategic transactions on acceptable terms, or at all.
In addition, if our common stock is delisted from the Nasdaq Capital Market and the trading price remains below $5.00 per share, trading in our common stock might also become subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trade involving a stock defined as a “penny stock” (generally, any equity security not listed on a national securities exchange that has a market price of less than $5.00 per share, subject to certain exceptions).
We continue to actively monitor our performance with respect to the listing standards and will consider available options to resolve any deficiency and maintain compliance with the Nasdaq rules. There can be no assurance that we will be able to maintain compliance or, if we fall out of compliance, regain compliance with any deficiency, or if we implement an option that regains our compliance, maintain compliance thereafter.
We have not paid and do not intend to pay dividends on our common stock. Investors in this offering may never obtain a return on their investment.
We have not paid dividends on our common stock and do not intend to pay any dividends on our common stock in the foreseeable future. We intend to reinvest earnings, if any, in the development and expansion of our business. Accordingly, you will need to rely on sales of your shares of common stock after price appreciation, which may never occur, in order to realize a return on your investment.
Our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its report on our audited financial statements. We may be unable to continue to operate without the threat of liquidation for the foreseeable future.
In connection with our management’s assessment, our report from our independent registered public accounting firm for the year ended December 31, 2024 includes an explanatory paragraph stating that our recurring losses from operations and net capital deficiency raise substantial doubt about our ability to continue as a going concern. If we are unable to obtain sufficient funding, our business, prospects, financial condition and results of operations will be materially and adversely affected and we may be unable to continue as a going concern. Future reports from our independent registered public accounting firm may also contain statements expressing substantial doubt about our ability to continue as a going concern. We also expect our expenses to increase as we continue to conduct trials of PoNS Therapy® and as we pursue further regulatory approvals, and maintain, expand and protect our intellectual property portfolio. There can be no assurance that we will be successful in raising additional capital or that such capital, if available, will be on terms that are acceptable to us. If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our consolidated financial statements, and investors will likely lose all or a part of their investment. If we seek additional financing to fund our business activities in the future and there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding on commercially reasonable terms or at all.
There is no public market for the common warrants or pre-funded warrants being offered by us in this offering.
There is no established public trading market for the common warrants or the pre-funded warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the common warrants or the pre-funded warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the common warrants and the pre-funded warrants will be limited.
Except as otherwise set forth in common warrants and pre-funded warrants, holders of the common warrants and pre-funded warrants offered hereby will have no rights as stockholders with respect to the shares of common stock underlying the common warrants and pre-funded warrants until such holders exercise their common warrants and pre-funded warrants and acquire our common stock.
Except as otherwise set forth in the common warrants or the pre-funded warrants, until holders of the common warrants and pre-funded warrants acquire our common stock upon exercise thereof, such holders of the common warrants and pre-funded warrants will have no rights with respect to the shares of common stock underlying such warrants, such as voting rights. Upon exercise of the common warrants or pre-funded warrants, as the case may be, the holder will be entitled to exercise the rights of a stockholder only as to matters for which the record date occurs after the exercise date.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND
INDUSTRY DATA
This prospectus, including the documents that we incorporate by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but are not always, made through the use of words or phrases such as “may,” “will,” “should,” “could,” “anticipates,” “estimates,” “plans,” “projects,” “potential,” “continuing,” “ongoing,” “expects,” “believes,” “intends,” “targets,” “predicts,” and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them.
The forward-looking statements included or incorporated by reference in this prospectus include but are not limited to statements relating to: our future growth and operational progress, including manufacturing activities for the PoNS device, receipt of prescriptions and progress of commercialization of the PoNS device in the U.S., our ability to receive adequate reimbursement coverage under Medicare, Medicaid or under other insurance plans, clinical development plans, product development activities, plans for U.S. Food and Drug Administration, or FDA, filings and their subsequent approvals, other foreign or domestic regulatory filings, the safety and effectiveness of our product, our market awareness, our ability to compete effectively, the ability and limitation of our manufacturing sources, our distribution network, the adequacy of our intellectual property protection, our future patent approvals, our future expenses and cash flow, our ability to become profitable, our future financing arrangements, our accountants’ future perspective including any going concerns, any future stock price, and our ability to build commercial infrastructure.
Such forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by Helius, are inherently subject to significant business, economic, competitive political and social uncertainties and contingencies. The factors and assumptions used by our management to develop such forward-looking statements include, but are not limited to, uncertainties associated with our capital requirements to achieve our business objectives, availability of funds, the ability to stay listed on the Nasdaq Capital Market, the ability to find additional sources of funding, manufacturing, labor shortage and supply chain risks, including risks related to manufacturing delays, our ability to obtain national Medicare insurance coverage and to obtain a reimbursement code, our ability to continue to build internal commercial infrastructure, secure state distribution licenses, market awareness of the PoNS device, future clinical trials and the clinical development process, the product development process and FDA regulatory submission review and approval process, other development activities, ongoing government regulation and other factors included in the sections entitled “Risk Factors” in this prospectus and in the documents incorporated herein by reference.
Although we believe the expectations expressed in such forward-looking statements are based on reasonable assumptions at the time they were made, they are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Forward-looking statements are not guarantees of future performance and actual results may differ significantly from such forward-looking statements.
You should carefully read this prospectus, any prospectus supplement and any related free writing prospectus and with the understanding that our actual future results may materially differ from what we expect.
Except as required by law, forward-looking statements speak only as of the date they are made, and we assume no obligation to update any forward-looking statements publicly, or to update the reasons why actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available.

USE OF PROCEEDS
We estimate that the net proceeds from this offering will be approximately $8.07 million, after deducting estimated placement agent fees and estimated offering expenses payable by us, and assuming no sale of any pre-funded warrants offered hereunder and a public offering price of $3.27 per share of common stock and accompanying common warrant. We will receive nominal proceeds, if any, from the cash exercise of the pre-funded warrants.
We currently intend to use the net proceeds of this offering to repay the outstanding Notes and for working capital and general corporate purposes.
We will be repaying an aggregate of $1,560,000 of the Notes, which become due on the earlier of July 24, 2025 and the closing date of a registered offering on Form S-1. The Notes do not bear any interest rate, but were issued at an original issue discount of 20%.
The amounts and timing of our actual expenditures will depend on numerous factors, including the various factors described under “Risk Factors” in this prospectus and the documents incorporated by reference herein, as well as the amount of cash used in our operations. As a result, our management will have broad discretion over the uses of the net proceeds we receive in connection with the securities offered pursuant to this prospectus and investors will be relying on the judgment of our management regarding the application of the proceeds.
Pending the application of the net proceeds as described above, we will hold the net proceeds from this offering in short-term, interest-bearing securities.

CAPITALIZATION
The following table sets forth our cash and cash equivalents, debt obligations, and capitalization as of March 31, 2025:
(i) on an actual basis;
(ii) on a pro forma basis, to give further effect to the April 2025 Private Placement; and
(iii) on a pro forma as adjusted basis to also give effect to the issuance and sale of shares of our common stock or pre-funded warrants and common warrants in this offering at the public offering price of $3.27 per common stock and common warrant, and after deducting placement agent fees and estimated offering expenses payable by us, and the repayment of outstanding Notes.
(in thousands, except share amounts)	Actual	Pro Forma	Pro Forma As Adjusted
Assets
Cash and cash equivalents	$1,109	$2,265	$8,779
Liabilities
Notes	$0	$880	$0
Stockholders’ (deficit) equity
Preferred Stock, $0.001 par value; 10,000,000 shares authorized; no shares issued and outstanding
Class A Common Stock, $0.001 par value, 150,000,000 shares authorized; actual: 408,406 shares issued and outstanding; pro forma: 496,416 shares issued and outstanding; pro forma, as adjusted: 3,265,016	0	0	3
Additional paid-in capital and shares to be issued	176,535	176,811	184,882
Accumulated deficit	(175,537)	(175,537)	(175,537)
Accumulated other comprehensive income	282	282	282
Total Stockholders’ Equity	1,280	1,556	9,630
The foregoing as adjusted information is illustrative only, and our capitalization following the completion of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. All of the numbers in the above table have been adjusted to reflect the reverse stock split. The numbers above are based on 408,406 shares outstanding as of March 31, 2025, and excludes:
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181,971 shares of our common stock issuable upon exercise of outstanding options at a weighted average exercise price of $112.73 per share;

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513,402 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $25.83 per share;

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8,274 shares of our common stock to be reserved for potential future issuance pursuant to the 2021 Plan and the 2022 Plan;

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178,533 shares held in abeyance as of March 31, 2025, including 44,933 shares that were issued prior to June 4, 2025; and

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up to a maximum of 44,981,015 shares of common stock issuable upon a “zero cash exercise” of the common warrants, including the common warrants issued to investors in this offering as well as the Placement Agent Warrants.

DILUTION
A purchaser of our securities in this offering will be diluted to the extent of the difference between the price you pay for each share of our common stock and the net tangible book value per share of our common stock after this offering. Net tangible book value per share prior to this offering is equal to our total tangible assets minus total liabilities, divided by 408,406 shares of common stock outstanding as of March 31, 2025. Our historical net tangible book value as of March 31, 2025 was approximately $1.3 million, or $3.13 per share of our common stock.
Our pro forma net tangible book value of our common stock as of March 31, 2025, was approximately $3.13 per share, after giving effect to the issuance of 88,010 shares of common stock in the April 2025 Private Placement.
After giving effect to the sale by us in this offering of 2,768,600 shares of common stock and accompanying common warrants to purchase 2,768,600 shares of common stock at the public offering price of $3.27 per share of common stock and accompanying common warrant, and after deducting the estimated underwriting discounts and commissions and our estimated offering expenses, and excluding proceeds, if any, from the exercise of any common warrants issued pursuant to this offering or any resulting accounting associated with the warrants, our pro forma, as adjusted net tangible book value as of March 31, 2025 would have been $8.95 million or $2.74 per share. This amount represents an immediate increase in pro forma, as adjusted net tangible book value of approximately $0.39 per share to our existing stockholders, and an immediate dilution of $0.53 per share to new investors participating in this offering. Dilution per share to new investors is determined by subtracting adjusted as adjusted net tangible book value per share after this offering from the public offering price per share paid by new investors.
Public offering price per share of common stock and accompanying warrant		$3.27
Net tangible book value per share at March 31, 2025	$3.13
Pro forma adjustment to net tangible book value per share	(0.00)
Pro forma, net tangible book value per share after giving effect to the pro forma adjustments	$3.13
Decrease to pro forma net tangible book value per share attributable to this offering	(0.39)
Pro forma, as adjusted net tangible book value per share as of March 31, 2025, after giving effect to this offering		2.74
Dilution of pro forma, as adjusted net tangible book value per share to investors purchasing our common stock in this offering		$0.53
All of the numbers in the above table have been adjusted to reflect the reverse stock split. The above discussion and table are based on 408,406 shares outstanding as of March 31, 2025, and excludes:
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181,971 shares of our common stock issuable upon exercise of outstanding options at a weighted average exercise price of $112.73 per share;

•
513,402 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $25.83 per share;

•
8,274 shares of our common stock to be reserved for potential future issuance pursuant to the 2021 Plan and the 2022 Plan;

•
178,533 shares held in abeyance as of March 31, 2025, including 44,933 shares that were issued prior to June 4, 2025; and

•
up to a maximum of 44,981,015 shares of common stock issuable upon a “zero cash exercise” of the common warrants, including the common warrants issued to investors in this offering as well as the Placement Agent Warrants.

Except as otherwise indicated, all information in this prospectus assumes: (i) no exercise of outstanding stock options after March 31, 2025 and (ii) no exercise of warrants after March 31, 2025 (including the pre-funded warrants, common warrants and Placement Agent Warrants offered hereby).

To the extent that outstanding options or warrants are converted or exercised, you could experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of additional equity, the issuance of these shares could result in further dilution to our stockholders.

DESCRIPTION OF SECURITIES WE ARE OFFERING
Common Stock.   The material terms and provisions of our Common Stock are described under the caption “Description of Capital Stock”.
Common Warrants
The following summary of certain terms and provisions of the common warrants being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the common warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of common warrant for a complete description of the terms and conditions of the common warrants.
Duration, Exercise Price and Form.   Each common warrant will have an initial exercise price of $7.3575 per share, which equals 225% of the public offering price per common stock and common warrants. The common warrants will be immediately exercisable upon issuance and will expire two and one-half (2.5) years after the original issuance date. The exercise price and number of shares of common stock issuable upon exercise are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. In addition, at 4:01 p.m. Eastern time on the 5th trading day after the date of issuance (the “First Reset Date”), the exercise terms of the common warrants will be reset to reflect a price equal to the lower of (i) the exercise price then in effect and (ii) the greater of (a) 80% of lowest daily volume weighted average price (“VWAP”) during the period beginning on the 3rd trading day after the date of issuance and ending on the First Reset Date, and (b) 50% of the Latest Nasdaq Closing Price; and the number of shares issuable upon exercise will be increased such that the aggregate exercise price of the common warrants on the issuance date for the shares of common stock underlying the common warrants then outstanding shall remain unchanged. Subsequently, at 4:01 p.m. Eastern time on the 10th calendar day after the date of issuance (the “Second Reset Date”), the exercise terms of the common warrants will be reset to reflect a price equal to the lower of (i) the exercise price then in effect and (ii) the greater of (a) 80% of lowest VWAP during the period beginning on the 8th calendar day after the date of issuance and ending on the Second Reset Date, and (b) 30% of the Latest Nasdaq Closing Price; and the number of shares issuable upon exercise will be increased such that the aggregate exercise price of the common warrants on the issuance date for the shares of common stock underlying the common warrants then outstanding shall remain unchanged. Any reduction to the exercise price of the warrants and resulting increase in the shares of common stock underlying the warrants will be subject to a floor price. The floor price will be equal to 30% of the most recent Nasdaq Official Closing Price of the shares of common stock preceding execution of the Securities Purchase Agreement.
The common warrants will be issued separately from the common stock or the pre-funded warrants, as the case may be, and may be transferred separately immediately thereafter. The common warrants will be issued in certificated form.
Exercisability.   The common warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise. A holder (together with its affiliates) may not exercise any portion of such holder’s common warrants to the extent that the holder would own more than 4.99% of the outstanding common stock (or at the election of a holder prior to the date of issuance, 9.99%) immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the common warrants.
Cashless Exercise.   If, at the time a holder exercises its common warrant, there is no effective registration statement registering, or the prospectus contained therein is not available for an issuance of the shares underlying the common warrant to the holder, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the common warrant. On the termination date of the common warrant, the common warrant will be automatically exercised via cashless exercise.

Zero Cash Exercise.   Under the zero cash exercise option of the common warrants, during the period of 90 calendar days following the issue date of the common warrants, a holder of the common warrant has the right to receive, without payment of any additional cash to the Company, an aggregate number of shares equal to the product of (x) the aggregate number of shares of common stock that would be issuable upon a cash exercise of the common warrant and (y) two (2).
Fundamental Transactions.   In the event of any fundamental transaction, as described in the common warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common stock, then upon any subsequent exercise of an common warrants, the holder will have the right to receive as alternative consideration, for each share of common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of Common Stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of common stock for which the common warrants is exercisable immediately prior to such event. In addition, in the event of a fundamental transaction, we or any successor entity will be required to purchase at a holder’s option, exercisable at any time concurrently with or within 30 days after the consummation of the fundamental transaction (or, if later, the date of the public announcement of the applicable fundamental transaction), such holder’s common warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender for cash in an amount equal to the value of the remaining unexercised portion of such holder’s common warrants, determined in accordance with the Black Scholes option pricing model as more particularly set forth in the common warrants.
Transferability.   Subject to applicable laws, a common warrant may be transferred at the option of the holder upon surrender of the common warrant to us together with the appropriate instruments of transfer.
Fractional Shares.   No fractional shares of common stock will be issued upon the exercise of the common warrants. Rather, the number of shares of common stock to be issued will be rounded down to the nearest whole number.
Trading Market.   There is no established trading market for the common warrants, and we do not expect a market to develop. We do not intend to apply for a listing of the common warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the common warrants will be limited. The common stock issuable upon exercise of the common warrants is currently listed on Nasdaq.
No Rights as a Stockholder.   Except as otherwise provided in the common warrants or by virtue of the holders’ ownership of shares of common stock, the holders of the common warrants do not have the rights or privileges of holders of our shares of common stock, including any voting rights, until such common warrant holders exercise their common warrants.
Governing Law.   The common warrants are governed by New York law.
Pre-Funded Warrants
The following summary of certain terms and provisions of the pre-funded warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.
Duration, Exercise Price and Form.   Each pre-funded warrant will be sold in this offering at a purchase price equal to $3.269 per underlying share (equal to 100% of the public offering price of each share of common stock and accompanying common warrant sold in this offering, minus $0.001). Each pre-funded warrant offered hereby will have an initial exercise price per share equal to $0.001. The pre-funded warrants will be immediately exercisable and will not expire. The exercise price and number of shares of common stock issuable upon exercise are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock. The pre-funded warrants will be issued in certificated form.

Exercisability.   The pre-funded warrants are exercisable at any time after their original issuance. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and by payment in full of the exercise price in immediately available funds for the number of shares of common stock purchased upon such exercise.
Exercise Limitations.   Under the pre-funded warrants, we may not effect the exercise of any pre-funded warrant, and a holder will not be entitled to exercise any portion of any pre-funded warrant, which, upon giving effect to such exercise, would cause the aggregate number of shares of our common stock beneficially owned by the holder (together with its affiliates) to exceed 4.99% (or, at the election of the purchaser, 9.99%) of the number of shares of our common stock that would be outstanding immediately after giving effect to the exercise. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us.
Transferability.   Subject to applicable laws, the pre-funded warrants may be offered for sale, sold, transferred or assigned at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.
Exchange Listing.   We do not plan on applying to list the pre-funded warrants on Nasdaq, any other national securities exchange or any other nationally recognized trading system.
Fundamental Transactions.   In the event of a fundamental transaction, as described in the pre-funded warrants and generally including but not limited to any reorganization, recapitalization, spin-off or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of the voting power of our capital stock, or any person or group becoming the beneficial owner of greater than 50% of the outstanding shares of our common stock or greater than 50% of the voting power of the common equity of the Company, upon consummation of such a fundamental transaction, the holder will have the right to receive the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of shares of common stock for which the pre-funded warrant is exercisable immediately prior to such fundamental transaction.
No Rights as a Stockholder.   Except by virtue of such holder’s ownership of shares of our common stock, the holder of a pre-funded warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the pre-funded warrant. In the event of certain distributions, including cash dividends, if any, to all holders of our common stock for no consideration, the holder of a pre-funded warrant shall be entitled to participate in such distributions to the same extent as if a holder of shares of our common stock, in which case such distribution shall be held in abeyance for the benefit of such holder until the earlier of such time as the ownership limitations would not be exceeded or the warrant is exercised.
Cashless Exercise.   A holder of pre-funded warrants may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the pre-funded warrant.
Fractional Shares.   No fractional shares of common stock will be issued upon the exercise of the pre-funded warrants. Rather, the number of shares of common stock to be issued will be rounded up to the nearest whole number.
Trading Market.   There is no established public trading market for the pre-funded warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the pre-funded warrants on any national securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants will be limited.
Amendment and Waiver.   The pre-funded warrants may be modified or amended or the provisions thereof waived with the written consent of our Company and the respective holder.
Governing Law.   The pre-funded warrants are governed by New York law.

Placement Agent Warrants
The following summary of certain terms and provisions of the Placement Agent Warrants being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Placement Agent Warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Placement Agent Warrant for a complete description of the terms and conditions of the Placement Agent Warrants.
Duration, Exercise Price and Form.   Each Placement Agent Warrant will have an initial exercise price of $7.3575 per share, which equals 225% of the public offering price per common stock and common warrants. The Placement Agent Warrants will be immediately exercisable upon issuance and will expire two and one-half (2.5) years after the original issuance date. The exercise price and number of shares of common stock issuable upon exercise are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. In addition, at 4:01 p.m. Eastern time on the 5th trading day after the date of issuance (the “First Reset Date”), the exercise price of the Placement Agent Warrants will be reset to reflect a price equal to the lower of (i) the exercise price then in effect and (ii) the greater of (a) 80% of lowest daily volume weighted average price (“VWAP”) during the period beginning on the 3rd trading day after the date of issuance and ending on the First Reset Date, and (b) 50% of the Latest Nasdaq Closing Price; and the number of shares issuable upon exercise will be increased such that the aggregate exercise price of the Placement Agent Warrants on the issuance date for the shares of common stock underlying the Placement Agent Warrants then outstanding shall remain unchanged. Subsequently, at 4:01 p.m. Eastern time on the 10th calendar day after the date of issuance (the “Second Reset Date”), the exercise price of the Placement Agent Warrants will be reset to reflect a price equal to the lower of (i) the exercise price then in effect and (ii) the greater of (a) 80% of lowest VWAP during the period beginning on the 8th calendar day after the date of issuance and ending on the Second Reset Date, and (b) 30% of the Latest Nasdaq Closing Price; and the number of shares issuable upon exercise will be increased such that the aggregate exercise price of the Placement Agent Warrants on the issuance date for the shares of common stock underlying the Placement Agent Warrants then outstanding shall remain unchanged. The Placement Agent Warrants will be issued in certificated form. Any reduction to the exercise price of the warrants and resulting increase in the shares of common stock underlying the warrants will be subject to a floor price. The floor price will be equal to 30% of the most recent Nasdaq Official Closing Price of the shares of common stock preceding execution of the Securities Purchase Agreement.
Exercisability.   The Placement Agent Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise. A holder (together with its affiliates) may not exercise any portion of such holder’s Placement Agent Warrants to the extent that the holder would own more than 4.99% of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Placement Agent Warrants.
Cashless Exercise.   If, at the time a holder exercises its Placement Agent Warrant, there is no effective registration statement registering, or the prospectus contained therein is not available for an issuance of the shares underlying the Placement Agent Warrant to the holder, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Placement Agent Warrant.
Zero Cash Exercise.   Under the zero cash exercise option of the Placement Agent Warrant, during the period of 90 calendar days following the issue date of the Placement Agent Warrant, a holder of the Placement Agent Warrant has the right to receive, without payment of any additional cash to the Company, an aggregate number of shares equal to the product of (x) the aggregate number of shares of common stock that would be issuable upon a cash exercise of the Placement Agent Warrant and (y)  two (2).

Fundamental Transactions.   In the event of any fundamental transaction, as described in the Placement Agent Warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common stock, then upon any subsequent exercise of Placement Agent Warrants, the holder will have the right to receive as alternative consideration, for each share of common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of Common Stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of common stock for which the Placement Agent Warrants is exercisable immediately prior to such event. In addition, in the event of a fundamental transaction, we or any successor entity will be required to purchase at a holder’s option, exercisable at any time concurrently with or within 30 days after the consummation of the fundamental transaction (or, if later, the date of the public announcement of the applicable fundamental transaction), such holder’s Placement Agent Warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender for cash in an amount equal to the value of the remaining unexercised portion of such holder’s Placement Agent Warrants, determined in accordance with the Black Scholes option pricing model as more particularly set forth in the Placement Agent Warrants.
Transferability.   Subject to applicable laws, a Placement Agent Warrant may be transferred at the option of the holder upon surrender of the Placement Agent Warrant to us together with the appropriate instruments of transfer.
Fractional Shares.   No fractional shares of common stock will be issued upon the exercise of the Placement Agent Warrants. Rather, the number of shares of common stock to be issued will be rounded down to the nearest whole number.
Trading Market.   There is no established trading market for the Placement Agent Warrants, and we do not expect a market to develop. We do not intend to apply for a listing of the Placement Agent Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Placement Agent Warrants will be limited. The common stock issuable upon exercise of the Placement Agent Warrants is currently listed on Nasdaq.
No Rights as a Stockholder.   Except as otherwise provided in the Placement Agent Warrants or by virtue of the holders’ ownership of shares of common stock, the holders of the Placement Agent Warrants do not have the rights or privileges of holders of our shares of common stock, including any voting rights, until such Placement Agent Warrant holders exercise their Placement Agent Warrants.
Governing Law.   The Placement Agent Warrants are governed by New York law.

PLAN OF DISTRIBUTION
We are offering on a reasonable best efforts basis up to 2,768,600 shares of Common Stock or up to 2,768,600 pre-funded warrants with each share of Common Stock accompanied with one common warrant and each pre-funded warrant accompanied with one common warrant at a combined public offering price of $3.27 per share and common warrants, for gross proceeds of up to $9.1 million, before deduction of placement agent commissions and offering expenses, in a best-efforts offering. There is no minimum amount of proceeds that is a condition to closing of this offering. The actual amount of gross proceeds, if any, in this offering could vary substantially from the gross proceeds from the sale of the maximum number of securities being offered in this prospectus.
Pursuant to a placement agency agreement, dated as of June 4, 2025, we have engaged Maxim Group LLC to act as our exclusive placement agent (the “Placement Agent”) to solicit offers to purchase the securities offered by this prospectus. The Placement Agent is not purchasing or selling any securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use its “reasonable best efforts” to arrange for the sale of the securities by us. Therefore, we may not sell the entire number of securities being offered. Investors purchasing securities offered hereby will have the option to execute a securities purchase agreement with us. In addition to the rights and remedies available to all investors in this offering under federal and state securities laws, the investors which enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering. The Placement Agent may engage one or more subagents or selected dealers in connection with this offering.
The placement agency agreement provides that the placement agent’s obligations are subject to conditions contained in the placement agency agreement.
We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. There is no arrangement for funds to be received in escrow, trust or similar arrangement and the shares of common stock (or Pre-Funded Warrants in lieu thereof) will be offered at a fixed price and are expected to be issued in a single closing. We expect to deliver the securities being offered pursuant to this prospectus on June 6, 2025.
Placement Agent Fees, Commissions and Expenses
Upon the closing of this offering, we will pay the placement agent a cash transaction fee equal to 7% of the aggregate gross cash proceeds to us from the sale of the securities in the offering. We have also agreed to pay up to $150,000 to B. Riley Securities for financial advisory services, which we be deducted from the cash transaction fee to the placement agent. In addition, we will reimburse the placement agent for its out-of-pocket expenses incurred in connection with this offering, including the fees and expenses of the counsel for the placement agent, up to $100,000.
The following table shows the public offering price, placement agent fees and proceeds, before expenses, to us, assuming the purchase of all the securities we are offering.
	Per Share and Accompanying Common Warrant	Per Pre-Funded Warrant and Accompanying Common Warrant	Total
Public offering price	$3.27	$3.269	$9,053,322
Placement agent fees	$0.229	$0.229	$633,733
Proceeds to us (before expenses)	$3.041	$3.04	$8,419,589
Placement Agent Warrants
We have agreed to issue to Maxim (or its permitted assignees) warrants to purchase a number of shares of common stock equal to 5.0% of the total number of shares of common stock and/or pre-funded warrants being sold in this offering. The Placement Agent Warrants will be substantially similar to the common warrants issued hereunder. See the form of Placement Agent Warrant filed as an exhibit to the registration statement of which this prospectus forms a part for a complete description of the terms. The Placement Agent Warrants and the shares of common stock underlying the warrants are being registered on the registration statement of which this prospectus is a part.
If all of the Placement Agent’s Warrants are exercised on a zero cash basis at the floor price, an aggregate of 2,141,952 shares would be issued upon such zero cash exercise without payment to the Company of any additional cash.
Lock-Up Agreements
Our officers, directors and certain stockholders, have agreed to a 90-day “lock-up” with respect to the Company’s common stock and other of our securities such parties beneficially own, including securities that are convertible into common stock and securities that are exchangeable or exercisable for common stock, subject to certain exceptions. This means that, subject to certain exceptions, for a period of 90 days following the date of the securities purchase agreement, such persons may not offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by such persons or any of their affiliates), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to, any such securities without the prior written consent of Maxim.
In addition, subject to certain exceptions, we have agreed, (i) for a period of 90 days following the date of the closing of the offering, not to, and to cause our subsidiaries not to, issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or any securities that are convertible into, or exchangeable or exercisable for, common stock and (ii) for a period of 90 days following the date of the closing of the offering, not to, and to cause our subsidiaries not to, issue any securities that are subject to a price reset based on the trading prices of our common stock or upon a specified or contingent event in the future, or enter into any agreement to issue securities at a future determined price. The foregoing restrictions may be waived by Maxim at its discretion, although Maxim has no present intention to waive or shorten any of such restrictive periods.
Other Compensation
In the event that any investor whom Maxim had contact with (either verbal or by e-mail) during the term of its engagement (unless terminated for cause) provides any capital to us, in a public or private offering or other financing or capital-raising transaction of any kind, within the six months following the closing of this offering, we will pay Maxim the cash and warrant compensation provided above, calculated in the same manner.
Electronic Offer, Sale and Distribution of Shares
A prospectus in electronic format may be made available on the website maintained by the placement agent or selling group members. The placement agent may agree to allocate a number of securities to the selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the placement agent and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.
Stabilization
The placement agent has advised us that it, pursuant to Regulation M under the Exchange Act, and certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.
A stabilizing bid is a bid for the purchase of the common stock on behalf of the placement agent for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of common stock on behalf of the placement agent to reduce a short position incurred by the placement agent in connection with the offering. Similar to other purchase transactions, the placement agent’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the placement agent to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.
Neither the Company nor the placement agent make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. The placement agent is not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.
Passive Market Making
The placement agent may also engage in passive market making transactions in the common stock on Nasdaq in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of the common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.
Other Relationships
The placement agent and its affiliates may provide from time to time in the future, certain commercial banking, financial advisory, investment banking and other services to the Company and its affiliates in the ordinary course of their business, for which they may receive customary fees and commissions. From time to time, the placement agent and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in the Company’s debt or equity securities or loans.
Transfer Agent and Registrar
Our transfer agent and the registrar is Equiniti Trust Company, LLC.
Listing
The common stock are listed for trading on the Nasdaq Capital Market under the symbol “HSDT.”
Selling Restrictions
This prospectus does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized, (ii) in which any person making such offer or solicitation is not qualified to do so or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the securities or possession or distribution of this prospectus or any other offering or publicity material relating to the securities in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, the placement agent has undertaken that it will not, directly or indirectly, offer or sell any securities or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of securities by it will be made on the same terms.

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock and provisions of our Certificate of Incorporation and Second Amended and Restated Bylaws are summaries. You should also refer to the Certificate of Incorporation and the Second Amended and Restated Bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.
General
Our Certificate of Incorporation authorizes us to issue up to 150,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share, all of which shares of preferred stock are currently undesignated. Our board of directors may establish the rights and preferences of the preferred stock from time to time. At the special meeting of stockholders held on May 23, 2025, the Company’s stockholders approved an increase in the authorized shares of Common Stock under our charter to 800,000,000. Our board of directors may choose to file an amendment to our Certificate of Incorporation to increase the number of shares of Common Stock authorized to be issued to 800,000,000.
As of March 31, 2025, there were (i) 408,406 shares of Common Stock outstanding; (ii) no outstanding shares of preferred stock; (iii) 181,971 shares of Common Stock issuable upon the exercise of outstanding stock options; and (iv) 513,402 shares of Common Stock issuable upon the exercise of outstanding warrants.
Common Stock
Voting
Each holder of our Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights. Because of this, the holders of a majority of the shares of Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.
Dividends
Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our Common Stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.
Liquidation
In the event of our liquidation, dissolution or winding up, holders of our Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.
Rights and Preferences
Holders of our Common Stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.
Preferred Stock
Our board of directors has the authority under our Certificate of Incorporation, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Common Stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us and may adversely affect the market price of our Common Stock and the voting and other rights of the holders of our Common Stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of Common Stock until the board of directors determines the specific rights attached to that preferred stock.
Anti-Takeover Provisions
Section 203 of the Delaware General Corporation Law
We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:
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before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock that is not owned by the interested stockholder.

•
In general, Section 203 defines a “business combination” to include the following:

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merger or consolidation involving the corporation or any direct or indirect majority-owned subsidiary of the corporation and the interested stockholder;

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any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder (in one transaction or a series of transactions);

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subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of such subsidiary to the interested stockholder;

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any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

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the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.
Certificate of Incorporation and the Second Amended and Restated Bylaws
Our Certificate of Incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors, and vacancies and newly created directorships on the board of directors may, except as otherwise required by law or determined by the board of directors, only be filled by a majority vote of the directors then serving on the board of directors, even though less than a quorum.
Our Second Amended and Restated Bylaws provide that all stockholder actions must be effected at a duly called meeting of stockholders and eliminate the right of stockholders to act by written consent without a meeting. Our Second Amended and Restated Bylaws also provide that only our Chairman of the board of directors, Chief Executive Officer or the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors may call a special meeting of stockholders.
Our Second Amended and Restated Bylaws also provide that stockholders seeking to present proposals before a meeting of stockholders to nominate candidates for election as directors at a meeting of stockholders must provide timely advance notice in writing, and specify requirements as to the form and content of a stockholder’s notice. At any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote at the election.
Our Certificate of Incorporation and the Second Amended and Restated Bylaws provide that the stockholders cannot amend many of the provisions described above except by a vote of 66 2∕3% or more of our outstanding Common Stock. As described above, our Certificate of Incorporation gives our board of directors the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series.
The combination of these provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.
These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our Company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.
Choice of Forum
Our Certificate of Incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for:
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any derivative action or proceeding brought on our behalf;

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any action asserting a breach of fiduciary duty;

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any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our Certificate of Incorporation or our Second Amended and Restated Bylaws; or

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any action asserting a claim against us that is governed by the internal affairs doctrine.

The provision does not apply to suits brought to enforce a duty or liability created by the Exchange Act.
The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our Certificate of Incorporation to be inapplicable or unenforceable in such action. Our Certificate of Incorporation further provides that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision.
Transfer Agent and Registrar
Our transfer agent and the registrar is Equiniti Trust Company, LLC.
Common Stock Listing
Our Common Stock is listed on the Nasdaq Capital Market under the symbol “HSDT”.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following discussion is a summary of material U.S. federal income tax consequences of the purchase, ownership, and disposition of shares of our common stock, pre-funded warrants and accompanying warrants issued pursuant to this offering and shares of our common stock received upon exercise of the pre-funded warrants and accompanying warrants (collectively, the “Securities”), but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of Securities. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, and disposition of the Securities.
This discussion is limited to holders that hold the Securities as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and any alternative minimum tax. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:
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U.S. expatriates and former citizens or long-term residents of the United States;

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persons holding the Securities as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

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banks, insurance companies, and other financial institutions;

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regulated investment companies or real estate investment trusts;

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brokers, dealers, or traders in securities;

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“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

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partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

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tax-exempt organizations or governmental organizations;

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persons deemed to sell the Securities under the constructive sale provisions of the Code;

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persons who have elected to mark securities to market;

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persons who hold or receive the Securities pursuant to the exercise of any employee stock option or otherwise as compensation;

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persons subject to special tax accounting rules as a result of any item of gross income with respect to the Securities being taken into account in an “applicable financial statement” (as defined in the Code);

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tax-qualified retirement plans; and

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“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Securities, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding the Securities and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Allocation of Purchase Price
Each share of common stock or pre-funded warrant, as applicable, and accompanying common warrant purchased at original issuance pursuant to this offering will be treated for U.S. federal income tax purposes as an investment unit consisting of one share of our common stock or pre-funded warrant, as applicable, and one accompanying warrant to purchase one share of our common stock. In determining a holder’s initial tax basis for the share of common stock or pre-funded warrant and accompanying warrant constituting an investment unit, holders should allocate their purchase price for the investment unit between the share of common stock or pre-funded warrant, as applicable, and the accompanying warrant on the basis of their respective fair market values at the time of issuance. We do not intend to advise holders with respect to this determination, and holders are advised to consult their tax and financial advisors with respect to the relative fair market values of the shares of common stock or pre-funded warrants, as applicable, and the accompanying warrants for U.S. federal income tax purposes.
Treatment of Pre-funded Warrants
Although not free from doubt, a pre-funded warrant should be treated as a share of our common stock for U.S. federal income tax purposes, and a holder of pre-funded warrants should generally be taxed in the same manner as a holder of common stock, as described below. Accordingly, no gain or loss should be recognized upon the exercise of a pre-funded warrant (other than with respect to cash paid in lieu of a fractional share, and except in the case of a cashless exercise, the treatment of which for U.S. federal income tax purposes is not clear) and, upon exercise, the holding period of a pre-funded warrant should carry over to the share of common stock received. Similarly, the tax basis of the pre-funded warrant should carry over to the share of common stock received upon exercise, increased by the exercise price. The discussion below assumes the characterization described above is respected for U.S. federal income tax purposes. Holders should consult their tax advisors regarding the risks associated with the acquisition of pre-funded warrants pursuant to this offering (including alternative characterizations).
Treatment of Pre-Funded Warrants and Accompanying Warrants in Connection with Declaration of Distribution on Common Stock
If, on or after the purchase date and on or prior to termination of a pre-funded warrant or accompanying warrant, as applicable, we declare a distribution on shares of common stock, then, upon exercise of such pre-funded warrant or accompanying warrant, as applicable, the holder shall generally be entitled to share in such declared distribution on an as-converted basis. We intend to treat such distribution as a distribution on the pre-funded warrant or accompanying warrant, as applicable, at the time the distribution is made on the shares of common stock, regardless of whether the holder of the pre-funded warrant or accompanying warrant, as applicable, exercises its warrant at that time and actually receives the distribution. See “— Tax Considerations Applicable to U.S. Holders — Distributions” and “Tax Considerations Applicable to Non-U.S. Holders — Distributions,” below. Holders of pre-funded warrants and accompanying warrants should consult their tax advisors regarding the consequences to them with respect to distributions made on shares of common stock, including the allocation of amounts received upon a subsequent sale of, and the basis of any subsequent property received upon subsequent exercise of, such pre-funded warrant or accompanying warrant.
Tax Considerations Applicable to U.S. Holders
Definition of a U.S. Holder
For purposes of this discussion, a “U.S. Holder” is any beneficial owner of the Securities that, for U.S. federal income tax purposes, is or is treated as any of the following:

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an individual who is a citizen or resident of the United States;

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a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

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an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 770 1(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions
We do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock (other than certain distributions of common stock), such distributions generally will constitute dividends to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. As noted above, under “— Treatment of Pre-Funded Warrants and Accompanying Warrants in Connection with Declaration of Distribution on Common Stock,” distributions made to holders of shares of common stock may result in distributions being deemed received by holders of pre-funded warrants and accompanying warrants as well. Dividends received by a corporate U.S. Holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by certain non-corporate U.S. Holders, including individuals, are generally taxed at the lower applicable capital gains rate provided certain holding period and other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital and first be applied against and reduce a U.S. Holder’s adjusted tax basis in its common stock, pre-funded warrants or warrants, as applicable, but not below zero.
Any excess will be treated as capital gain and will be treated as described below in the section relating to the sale or disposition of our common stock, pre-funded warrants or warrants, as applicable.
Sale or Other Taxable Disposition of Common Stock or Pre-funded Warrants
Upon the sale or other taxable disposition of the common stock or pre-funded warrants, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or other taxable disposition and (ii) such U.S. Holder’s adjusted tax basis in the common stock or pre-funded warrant. Such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period in such common stock or pre-funded warrant is more than one year at the time of the sale or other taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be subject to reduced rates of U.S. federal income tax. The deductibility of capital losses is subject to certain limitations.
Sale or Other Taxable Disposition, Exercise or Expiration of the Accompanying Warrants
Upon the sale or other taxable disposition of an accompanying warrant (other than by exercise), a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or other disposition and the U.S. Holder’s tax basis in such warrant. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period in such warrant is more than one year at the time of the sale or other disposition. The deductibility of capital losses is subject to certain limitations.
In general, and subject to the discussion of cashless exercise below, a U.S. Holder will not be required to recognize income, gain or loss upon exercise of an accompanying warrant for its exercise price (except to the extent the U.S. Holder receives a cash payment for a fractional share that would otherwise have been issuable upon exercise of such warrant, which will be treated as a sale as described above under “Sale or Other Taxable Disposition of Common Stock or Pre-funded Warrants”). A U.S. Holder’s tax basis in a share of common stock received upon exercise of accompanying warrants will be equal to the sum of (1) the U.S. Holder’s tax basis in the warrants exchanged therefor and (2) the exercise price of such warrants. A U.S. Holder’s holding period in the shares of common stock received upon exercise will commence on the day after such U.S. Holder exercises the accompanying warrants. Although there is no direct legal authority as to the U.S. federal income tax treatment of an exercise of a warrant on a cashless basis, it is possible that a cashless exercise will be treated as non-taxable, either because the exercise is not a gain realization event or because it qualifies as a tax-free recapitalization. In the former case, the holding period of the shares of common stock received upon exercise of warrants should commence on the day after the warrants are exercised. In the latter case, the holding period of the shares of common stock received upon exercise of warrants would include the holding period of the exercised warrants.
However, it is also possible that a cashless exercise of an accompanying warrant will be treated as in part a taxable exchange, in which case gain or loss would be recognized to the extent a portion of the warrants are deemed surrendered to pay the exercise price of the remaining warrants. U.S. Holders are urged to consult their tax advisors as to the consequences of an exercise of an accompanying warrant on a cashless basis, including with respect to their holding period and tax basis in the common stock received.
If an accompanying warrant expires without being exercised, a U.S. Holder will recognize a capital loss in an amount equal to such U.S. Holder’s tax basis in such warrant. Such loss generally will be long-term capital loss if, at the time of the expiration, the U.S. Holder’s holding period in such warrant is more than one year. The deductibility of capital losses is subject to certain limitations.
Constructive Dividends on Pre-funded Warrants or Accompanying Warrants
We do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if at any time during the period in which a U.S. Holder holds pre-funded warrants or accompanying warrants, the exercise price or shares or other consideration issuable on conversion of the pre-funded warrants or accompanying warrants is adjusted as a result of certain events affecting our common stock (or in certain circumstances, there is a failure to make adjustments), such adjustments may result in the deemed payment of a distribution to a U.S. Holder. Any such deemed distribution would be taxable as a dividend, return of capital or capital gain as described above under “— Distributions.” U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments to the exercise price and shares or other consideration issuable on conversion of the pre-funded warrants and accompanying warrants.
It is unclear whether a constructive dividend deemed paid to a non-corporate U.S. Holder would be eligible for the lower applicable long-term capital gains rates as described above under “— Distributions.” It is also unclear whether corporate U.S. Holders would be entitled to claim the dividends received deduction with respect to any such deemed dividends. Generally, a U.S. Holder’s adjusted tax basis in a pre-funded warrant or accompanying warrant will be increased to the extent any such deemed distribution is treated as a dividend. U.S. Holders should consult their tax advisors regarding the effect a deemed distribution may have on their holding period in the pre-funded warrants or accompanying warrants.
We are currently required to report the amount of any deemed distributions on our website or to the IRS and to holders not exempt from reporting. The IRS has proposed regulations addressing the amount and timing of deemed distributions, as well as obligations of withholding agents and filing and notice obligations of issuers in respect of such deemed distributions. If adopted as proposed, the regulations would generally provide that (i) the amount of a deemed distribution is the excess of the fair market value of the right to acquire stock immediately after the exercise price adjustment over the fair market value of the right to acquire stock (after the exercise price adjustment) without the adjustment, (ii) the deemed distribution occurs at the earlier of the date the adjustment occurs under the terms of the instrument and the date of the distribution of cash or property that results in the deemed distribution, (iii) subject to certain limited exceptions, a withholding agent is required to impose any applicable withholding on deemed distributions and, if there is no associated cash payment, may withhold the required amounts from, or set off the required amounts against, payments on the pre-funded warrants or accompanying warrants, payments on our common stock or sales proceeds received by or other funds or assets of an investor, and (iv) we are required to report the amount of any deemed distributions on our website or to the IRS and to all holders (including holders that would otherwise be exempt from reporting). The final regulations will be effective for deemed distributions occurring on or after the date of adoption, but holders and withholding agents may rely on them prior to that date under certain circumstances.

Information Reporting and Backup Withholding
A U.S. Holder may be subject to information reporting and backup withholding when such holder receives payments (including constructive dividends) on the Securities or receives proceeds from the sale or other taxable disposition of the Securities. Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:
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fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

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furnishes an incorrect taxpayer identification number;

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is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

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fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.
Tax Considerations Applicable to Non-U.S. Holders
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of the Securities that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.
Distributions
We do not anticipate paying any cash dividends on our common stock in the foreseeable future. However, if we do make distributions of cash or property (other than certain distributions of common stock) on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. As noted above, under “— Treatment of Pre-Funded Warrants and Accompanying Warrants in Connection with Declaration of Distribution on Common Stock,” distributions made to holders of shares of common stock may result in distributions being deemed received by holders of pre-funded warrants and accompanying warrants as well. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, pre-funded warrant, or accompanying warrant, as applicable, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “— Sale or Other Taxable Disposition.” Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules we or the applicable withholding agent may treat the entire distribution as a dividend.
Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Exercise of Accompanying Warrants
A Non-U.S. holder generally will not be subject to U.S. federal income tax on the exercise of accompanying warrants. However, if a cashless exercise of accompanying warrants results in a taxable exchange, as described above under “— Tax Considerations Applicable to U.S. Holders — Sale or Other Taxable Disposition, Exercise or Expiration of Accompanying Warrants,” the rules described below under “— Sale or Other Taxable Disposition” would apply.
Sale or Other Taxable Disposition
A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized, and will not be able to utilize any loss realized, upon the sale or other taxable disposition (including, for this purpose the expiration of an accompanying warrant) of the Securities unless:
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the gain or loss is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

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the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

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the Securities constitute U.S. real property interests, or USRPIs, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of the Securities, which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Constructive Dividends on Our Pre-funded Warrants or Accompanying Warrants
We do not expect to pay any cash dividends on our common stock in the foreseeable future. However, if at any time during the period in which a Non-U.S. Holder holds pre-funded warrants or accompanying warrants, the exercise price or shares or other consideration issuable on conversion of the pre-funded warrants or accompanying warrants is adjusted as a result of certain events affecting our common stock (or in certain circumstances, there is a failure to make adjustments), such adjustments may also result in the deemed payment of a distribution to a Non-U.S. Holder. Any such deemed distribution would be taxable as a dividend, return of capital or capital gain as described above under “— Distributions.” Any resulting withholding tax attributable to deemed dividends may be collected from other amounts payable or distributable to, or other assets of, the Non-U.S. Holder. See the section above entitled “— Tax Considerations Applicable to U.S. Holders - Constructive Dividends on Pre-funded Warrants or Accompanying Warrants.” Non-U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments (or absence of adjustments) to the exercise price or shares or other consideration issuable on conversion of the pre-funded warrants and accompanying warrants.
Information Reporting and Backup Withholding
Payments of dividends on the Securities (including deemed distributions) will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions (including deemed distributions) on the Securities paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld.
In addition, proceeds of the sale or other taxable disposition of the Securities within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of the Securities conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends (including deemed dividends) paid on our Securities or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of our Securities paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements referenced in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends (including deemed dividends). Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules we or the applicable withholding agent may treat the entire distribution as a dividend. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our Securities on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

LEGAL MATTERS
Honigman LLP will issue a legal opinion as to the validity of the securities offered by this prospectus. Ellenoff Grossman & Schole LLP, New York, New York, is acting as counsel to the placement agent in connection with certain legal matters related to this offering.
EXPERTS
The consolidated financial statements as of December 31, 2024 and 2023, and for the years then ended, incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the reports of Baker Tilly US, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding our ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION
We file reports, proxy statements and other information with the SEC in accordance with the Exchange Act. Our reports, proxy statements and other information filed with the SEC are available free of charge to the public over the Internet at the SEC’s website at http://www.sec.gov. These documents may also be accessed on our website at www.heliusmedical.com. We are not including the information on our website as a part of, nor incorporating it by reference into, this prospectus or the registration statement of which it forms a part.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” in this prospectus much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information we incorporate by reference is an important part of this prospectus, and certain information that we will later file with the SEC will automatically update and supersede this information. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed.
We incorporate by reference into this prospectus and the registration statement of which this prospectus forms a part the information or documents listed below that we have filed with the SEC, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K or Schedule 14A), including all filings filed pursuant to the Exchange Act after the date of the registration statement and prior to effectiveness of the registration statement, and following effectiveness of the registration statement and until the termination or completion of the offering of the securities covered by this prospectus:
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Our Quarterly Report on Form 10-Q for the period ended March 31, 2025, filed with the SEC on May 1, 2025;

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Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 25, 2025;

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Our Current Reports on Form 8-K filed with the SEC on January 15, 2025, January 24, 2025, February 7, 2025, April 4, 2025, April 22, 2025, April 25, 2025, April 30, 2025, May 23, 2025 and June 4, 2025; and

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The description of our Common Stock in Exhibit 4.7 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 10, 2021, and including any further amendment or report filed or to be filed for the purpose of updating such description.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus including exhibits to these documents. You should direct any requests for documents to Helius Medical Technologies, Inc., Attn: Chief Financial Officer, 642 Newtown Yardley Road, Suite 100, Newtown, PA 18940, or via e-mail at inquiry@heliusmedical.com. Our phone number is (215) 944-6104. You also may access these filings on our website at http://www.heliusmedical.com. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.

2,627,050 Shares of Common Stock
or
Pre-Funded Warrants to Purchase up to 141,550 Shares of Common Stock,
Common Warrants to Purchase up to 2,768,600 Shares of Common Stock
and
Placement Agent Warrants to Purchase up to 138,430 Shares of Common Stock
Up to 45,122,565 Shares of Common Stock Issuable Upon Exercise of the Pre-Funded Warrants,
Common Warrants and Placement Agent Warrants
PROSPECTUS
June 4, 2025
Maxim Group, LLC